EXHITBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following is a description of the common stock, par value $0.001 per share (the “Common Stock”), and the Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) purchase rights of Netlist, Inc. (the “Company,” “we,” “us,” or “our”) which are the securities of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and our second amended and restated bylaws(the “Bylaws”), each of which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission, of which this Exhibit 4. 1 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 675,000,000 shares of Common Stock and 10,000,000 shares of Serial Preferred Stock, par value $0.001 per share. Our board of directors has designated and authorized the issuance of a series of up to 1,000,000 shares of our Serial Preferred Stock as Series A Preferred Stock.

Common Stock

Fully Paid and non-assessable. All outstanding shares of our Common Stock are fully paid and non-assessable.

Voting Rights. Holders of our Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Dividend Rights. Subject to any preferential dividend rights granted to the holders of any shares of our preferred stock that may at the time be outstanding, holders of our Common Stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available therefor.

Liquidation Rights. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to receive, after payment or provision for payment of all of our debts and liabilities, all of our assets available for distribution subject to the prior rights of any holders of preferred stock then outstanding.

No Preemptive and Similar Rights. Our Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares of Common Stock.

Listing. Our Common Stock is listed and traded on the OTCQB under the symbol “NLST.”

Preferred Stock

Under our Certificate of Incorporation, without further stockholder action, our board of directors is authorized, subject to any limitations prescribed by the DGCL to provide for the issuance of the shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

Series A Preferred Stock Purchase Rights

On April 17, 2017, we entered into a rights agreement (as amended from time to time, the “Rights Agreement”) with Computershare Trust Company, N.A., as rights agent. In connection with the adoption of the Rights Agreement and pursuant to its terms, our board of directors authorized and declared a dividend of one right (each, a “Right”) for each outstanding share of our Common Stock to stockholders of record at the close of business on May 18, 2017 (the “Record Date”), and authorized the issuance of one Right for each share of Common Stock issued by us (except as otherwise provided in the Rights Agreement) between the Record Date and the Distribution Date (as defined below). On April 17, 2024, we entered into an Amendment No. 4 to Rights Agreement with Equiniti Trust Company, LLC (“Equiniti”), pursuant to which we appointed Equiniti as our rights agent under the Rights Agreement.

Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from us, when exercisable and subject to adjustment, one unit consisting of one one-thousandth of a share (a “Unit”) of Series A Preferred Stock at a purchase price of $6.56 per Unit, subject to adjustment. Subject to the provisions of the Rights Agreement, including certain exceptions specified therein, a distribution date for the Rights (the “Distribution Date”) will occur upon the earlier of (i) 10 business days (or such later date as may be determined by our board of directors) following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired or otherwise obtained beneficial ownership of 15% or more of the then-outstanding shares of our Common Stock, and (ii) 10 business days (or such later date as may be determined by our board of directors) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. The Rights are not exercisable until the Distribution Date and, unless earlier redeemed or exchanged by us pursuant to the terms of the Rights Agreement, will expire on the close of business on April 17, 2027.

In connection with the adoption of the Rights Agreement, our board of directors approved a Certificate of Designation of the Series A Preferred Stock (the “Certificate of Designation”) designating 1,000,000 shares of our serial preferred stock as Series A Preferred Stock and setting forth the rights, preferences and limitations of the Series A Preferred Stock. We filed the Certificate of Designation with the Secretary of State of the State of Delaware on April 17, 2017.

The above summary of the Rights, the Rights Agreement and Series A Preferred Stock does not purport to be complete. You should refer to the Rights Agreement and the Certificate of Designation which are included as exhibits to the Annual Report on Form 10-K.

Certain Provisions of Our Certificate of Incorporation, Bylaws

Our Certificate of Incorporation and Bylaws vest the power to call special meetings of stockholders at any time in the chairman of the board, President or the board of directors.

To be properly brought before an annual meeting of stockholders, (i) any stockholder nomination for the board of directors must be delivered to our Secretary not later than 90 days prior to the date of the annual meeting, and (ii) any stockholder proposal other than nominations for our board of directors must be delivered to our Secretary not less than 120 days or more than 180 days prior to the first anniversary of the date on which we first released our proxy materials (or, in the absence of proxy materials, its notice of meeting) for the previous year’s annual meeting of stockholders. However, if we did not hold an annual meeting the previous year, or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, then to be timely, notice by the stockholder must be delivered to the Secretary not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made. Such notice must contain information specified in the Bylaws as to the director nominee or proposal of other business, information about the stockholder making the nomination or proposal and the beneficial owner, if any, on behalf of whom the nomination or proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal or nomination and to solicit proxies in support of it. With respect to director nominees, we may require any proposed nominee to furnish information concerning his or her eligibility to serve as our director.

Unless otherwise provided in our Certificate of Incorporation, our stockholders may not act by written consent.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in any business combination transactions with any interested stockholder for a period of three years following the time that such person became an interested stockholder, unless:

·

the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors prior to the time the interested stockholder obtained such status;

·

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

·

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of the corporation’s voting stock or any entity or person affiliated with or controlling or controlled by such entity or person. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.